United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 15, 2026

Date of Report (date of earliest event reported)

Limoneira Company

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34755	77-0260692
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1141 Cummings Road

Santa Paula, CA 93060

(Address of Principal Executive Offices) (Zip Code)

(805) 525-5541

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	LMNR	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On August 15, 2026, Windfall Investors, LLC, a California limited liability company (the “Seller”) and a subsidiary of Limoneira Company (the “Company”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Paul Rusnak and his permitted assigns (the “Buyer”) pursuant to which the Seller agreed to sell five vineyard properties located in Paso Robles, California consisting of approximately 724 acres (the “Properties”). The sale is consistent with the Company's ongoing strategy to monetize non-core real estate assets and enhance liquidity. The Properties were previously the subject of a proposed sale transaction disclosed by the Company in the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission (the “Commission”) on April 20, 2026, which transaction was subsequently terminated (the “Terminated Sale Transaction”).

The aggregate purchase price for the Properties is $15,000,000. The Buyer is required to make an earnest money deposit equal to 12% of the purchase price, which becomes nonrefundable except in the case of a material default by the Seller. The Purchase Agreement was executed following a public auction conducted by Concierge Auctions, LLC. Closing is scheduled to occur no later than September 14, 2026 (“Closing”). The Purchase Agreement is not conditioned upon financing or further due diligence by the Buyer.

The Properties are operated as vineyards and managed by the Company. The Buyer elected the provision excluding the 2026 harvest from the transaction. As a result, (i) the 2026 crop and all growing crops existing as of the Closing remain the Seller’s property, (ii) the Seller retains all related revenues and obligations, and (iii) the Seller has post-Closing access rights to continue farming and harvesting operations through November 30, 2026. The Properties are subject to certain rental and property management agreements. The Buyer may elect to assume, renegotiate, or terminate such arrangements, with specified termination obligations borne by the Seller for agreements not assumed.

The Properties are being conveyed on an “as is, where is, with all faults” basis. The Seller representations and warranties are limited, with liability generally subject to a $25,000 threshold and a cap equal to 3% of the purchase price. The Buyer also provides a broad release of claims. The Purchase Agreement permits assignment by the Buyer to specified affiliates or family trusts and allows either party to structure the transaction as a Section 1031 tax-deferred exchange. The Purchase Agreement also contains customary provisions relating to title, casualty, condemnation, inspections, default remedies, electronic signatures and closing mechanics.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1 which is incorporated herein by reference.

Item 2.06	Material Impairments

As previously disclosed by the Company in the Current Report on Form 8-K, as filed with the Commission on April 20, 2026, the Company determined on April 14, 2026 that, as a result of the Terminated Sale Transaction, it would recognize an impairment of property, plant and equipment to be recorded in the second quarter of fiscal year 2026, which was estimated to be approximately $9,300,000. On August 17, 2026, the Company determined that as a result of the transactions contemplated by the Purchase Agreement, the Company expects to recognize an additional impairment charge of approximately $4,100,000 in the fourth quarter of fiscal year 2026, for an aggregate impairment of approximately $13,400,000.

Item 8.01	Other Events

On August 17, 2026, the Company issued a press release announcing that it entered into the Purchase Agreement for the sale of the Properties. The foregoing description of the press release is qualified entirely by reference to the complete text of the press release furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibits

	10.1	Purchase and Sale Agreement, dated August 15, 2026, between Windfall Investors, LLC and Paul Rusnak and permitted assigns.

	99.1	Limoneira Company Press Release, dated August 17, 2026.

	104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 17, 2026	LIMONEIRA COMPANY

	By:	/s/ Greg Hamm
Greg Hamm
Vice President, Chief Financial Officer and Treasurer